EXHIBIT 99.1



THE BANK OF BARNWELL COUNTY                                      NEWS RELEASE

For Further Information:

Marshall L. Martin, Jr.
President/CEO
803-259-BANK

April 22, 1997

FOR IMMEDIATE RELEASE

THE BANK OF BARNWELL COUNTY ACQUIRES 5 CAROLINA FIRST BRANCHES

BARNWELL, SC - The Bank of Barnwell County, the area's first community bank to be established in several decades, which opened its doors as a new bank on February 28, 1997, acquired five branches of Carolina First Bank on
April 7, 1997.

Marshall L. Martin, Jr., President and Chief Executive Officer of The Bank of Barnwell County stated, "It is extremely unusual for a new bank to have the opportunity to expand its operation so significantly in such a short period of time. With this acquisition, the bank has grown from approximately $10 million to over $65 million in assets, and our employees have increased from 9 to 30. There are many talented and veteran bankers in these offices who are enthusiastic about bringing hometown banking back to their market areas."

The Bank of Barnwell County now offers full service banking in Barnwell, Blackville, Salley, Springfield and Williston. Duncan, Steve, Richard, June, Kathleen and Harley extend a warm welcome and invite everyone to experience banking where personal service is the rule rather than the exception.

The Bank of Barnwell County is a wholly-owned subsidiary of Community Capital Corporation.

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